UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

filed on September 23, 2025

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AgriFORCE Growing Systems, Ltd.

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FinTech TV Interview

On September 23, 2025, the nominated Chairman of the Board of Directors of AgriFORCE Growing Systems, Ltd. (the “Company”), Matt Zhang, participated in an interview on FinTech TV. The following is a transcript from the video segment:

Host: Anthony Scaramucci and crypto firm Hivemind Capital are investing in a new company that will focus on buying tokens from the Avalanche Blockchain. The company, formerly AgriTech Firm, AgriForce, plans to raise $550 million to buy AVAX tokens and will be named, renamed, Avax One. Avalanche has a high speed blockchain with a $14 billion market cap for its AVAX token. Now the company does plan to hold over $700 million in AVAX and tokenize traditional assets, eventually acquiring FinTech and insurance firms to bring them on chain. Joining me here live at the New York Stock Exchange is Matt Zhang, founder and managing partner at Hivemind Capital. Thank you so much for joining me, Matt.

Zhang: Thanks for having me.

Host: So tell us how this deal actually came together.

Zhang: Yeah, it’s actually very exciting to talk about this. So as you mentioned, AgriForce, to be renamed AVAX one, is raising $550 million in capital and accumulating AVAX tokens - the native token of Avalanche blockchain. Anthony Scaramucci, myself and more than 50 institutional and crypto native investors together are coming to support this because we’re very excited about what Avalanche Network is building here. We believe, with the new SEC legislation, that we’re entering into a new era of what we call crypto adoption. This cycle is all about institutional, and we believe Avalanche blockchain has a very unique ability to cater to the needs of institutional investors. So to be able now to use AVAX one, giving Wall Street a direct and scalable way to get that exposure via public market, it’s a very unique and attractive opportunity. So we’re very excited about making this happen.

Host: Yeah. And speaking of opportunity, we know that there’s a lot of attention in the digital asset space right now, but when it comes to Hivemind Capital, I understand the screening process for this deal to come together was extensive. So why was it so extensive?

Zhang: It’s a great question. So, by way of introduction, I founded Hivemind in 2021. Before that I worked 16 years in Wall Street. Lastly being the global structured product trading for Citigroup. And our entire firm has a lot of traditional finance background. Despite Hivemind is a Web3 and crypto focus investment firm. So this year, since early this year, or really late last year, we’ve seen a wave of institutional adoptions, the convergence between crypto space as well as the traditional finance space. So digital asset treasury strategy, as we mentioned, the DAT, is actually an output of all of this, so we’re seeing people are trying to find innovative ways to convertthe two capitals together. At Hivemind, we screen about more than 60 DAT deals ourselves. And on top of that, since April, we’ve got about four, crypto foundations and teams approaching us to raise a DAT strategy. But we’ve been waiting for the right opportunity, and when we decided to work with Anthony and Avalanche Foundation, we knew this was the right one because we were looking for something which has great institutional flavor, a unique opportunity to give our investors a scalable, but a buttoned-up way to get access.

Host: Yeah. So you have a storied background when it comes to trad buy. So give us a better understanding of the strategy when you’re talking about moving traditional FinTech as well as insurance on chain.

Zhang: Yeah. Great. So, to start with, the immediate priority is very simple. We will be accumulating AVAX tokens, A-V-A-X, the native token of Avalanche network and trying to grow the AVAX token on per share basis for our shareholders. But that’s what every DAT companies is doing. So how do we bring a sustainable premium to NAV and keep that value for shareholders? Well, people have been talking about on chain migration, on chain adoption, for so long. We actually need to practically do something, so in the medium to long run our way to differentiate ourselves from a pure play passive digital asset treasury strategy is to identify FinTech companies that are cash flowing, that are undervalued, that have a massive user base, bring them actively on chain by investing, acquiring, and leverage them into the Avalanche network. That will drive eventually a perpetual flywheel. The revenue they’re presenting will actually grow the enterprise value beyond just the net book value and also drive the massive adoptions to Avalanche. So that’s something in the medium to long run we’re very excited to do. And in our way we’re saying we’re building the Berkshire Hathaway for online unchained finance economy. And that’s something we’re really striving for and hopefully we can achieve.

Host: Yeah. And Matt, as you mentioned, when it comes to these DATs, these digital asset treasuries, it’s almost on a regular basis now that we see these headlines, but I think sustainable is the key word here moving forward.

Zhang: Absolutely.

Host: So finally, before I let you go, you touched upon the regulatory landscape and 2025 has seen quite the sea change here in the US. So what are your expectations moving into not just the rest of this year, but also 2026, and what does it actually mean for institutions and for retail investors?

Zhang: Yeah, it’s a great question. So look, as I mentioned, Remy, I, started Hivemind end of 2021, right? The last three, four years, not for myself, but for all crypto innovators, has been a journey. I tend to feel that’s like a detour. I think this is really year zero for our space and am really looking forward for what’s happening, not just for remainder of this year, but the next two or three years. I think that with very supporting regulation, supporting legislation and government, that really actually is able to propel the innovation and give the startups, the amazing founders, the chance at making America make financial services great again. We’re very excited to be able to do all of this and I think you know, DAT, and all of this is not going to be a sort of a flash. It’s going to be here to stay. Now, obviously not everybody is created equally, we will have the good ones and bad ones. So coming back to this, we need to find ways to sustainably drive value for our shareholders. I want people to remember, you know, institutional capital coming in - if they’re looking for, an institutional way to invest in stablecoin, there’s Circle, which is a public company now. If they’re looking for access to crypto exchange, there’s Coinbase, now they have Bullish and there’s Gemini. And I want them to remember if they’re looking for exposure to scalable institutional grade blockchain exposure, the very definition of it, now we have Agri, Avax One, that will be able to provide them that solution and exposure.

Host: Okay, Matt, well, we will have to leave it there for today, of course. But thank you so much for joining me today and hope to have you back.

Zhang: Thank you so much.

LinkedIn and X

On September 23, 2025, the following was posted on the Company’s LinkedIn and X platforms:

We’re excited to welcome Anthony Scaramucci as a Strategic Advisor!

“I believe all assets will eventually be tokenized, and Avalanche is positioned as a go-to chain for tokenization of all types of real-world assets.” – Anthony Scaramucci, Founder & Managing Partner of Skybridge

We’re building the institutional gateway to Avalanche and the on-chain economy. The ticker is AGRI.

Important Stockholder Information

On September 22, 2025, the Company filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2025 Annual Meeting. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD, AND ANY AMENDMENTS AND SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

Participant Information

The Company, its directors, director nominees, certain of its officers, and other employees are or will be “participants” (as defined in Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2025 Annual Meeting. The identity, their direct or indirect interests (by security holdings or otherwise), and other information relating to the participants is available in the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on September 22, 2025, in the section entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” (on page 8). All these documents are or will be available free of charge at the SEC’s website at www.sec.gov.